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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Redpoint Bio Corporation:

        We consent to the incorporation by reference in the Registration Statement No. 333-146295 on Form S-8 of Redpoint Bio Corporation of our report dated March 4, 2011, with respect to the balance sheets of Redpoint Bio Corporation as of December 31, 2009 and 2010, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2010, and for the period from August 16, 1995 (inception) to December 31, 2010 which report appears in the December 31, 2010 annual report on Form 10-K of Redpoint Bio Corporation.

        Our report dated March 4, 2011 contains an explanatory paragraph that states that the Company has incurred losses and negative cash flows from operations since inception, has an accumulated deficit and limited cash resources that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 4, 2011

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM